UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 29, 2010

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)
Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Ste 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)
(800) 356-6463
Issuer's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

The Company and certain of its former officers were defendants in a class action In Re Atlas Mining Company Securities Litigation (the “Class Action”), whose settlement has been approved by the court.  As an accommodation to facilitate the settlement of the Class Action, the following persons (the “Forbearing Shareholders”) entered into a Forbearance Agreement whereby they agreed not to submit claims for damages relating to shares that they own or control and that would otherwise eligible to participate in the settlement: David Taft; The IBS Turnaround (QP) Fund (A Limited Partnership), the IBS Turnaround Fund (A Limited Partnership), The IBS Opportunity Fund (BVI), Ltd. (the prior three hereafter collectively “IBS”); Andre Zeitoun (the Company’s CEO), Chris Carney (the Company’s Interim CFO), and Eric Basroon (an employee of Material Advisors LLC).  The Forbearance Agreement provided that:

In consideration for the forbearance and release, relinquishment, and discharging set forth above, the Company, by and through the disinterested directors, may, in its sole discretion, choose to provide an amount of compensation to the Forbearing Shareholders that it determines in its business judgment is appropriate.  Compensation provided to Forbearing Shareholders shall not exceed the amount to which the Forbearing Shareholders would be entitled if they were Settling Class Members who submitted claims and were compensated under the Plan of Allocation.

Prior to the time that the Forbearing Shareholders entered into the Forbearance Agreement, certain members of the Board of Directors, without taking formal action as a Board, acknowledged that the Forbearing Shareholders were accommodating the Company in a manner not required and should be compensated “as if” they had submitted claims as class members in the Settlement and this acknowledgement was communicated to the Forbearing Shareholders.

The Board subsequently appointed a committee of disinterested directors to determine whether compensation should be paid, the amount of any such compensation, and whether to pay compensation in cash or Common Stock.   The committee consists of John Levy, Morris Weiss, and Evan Stone.

On March 29, 2010, the committee adopted resolutions designed to treat the Forbearing Shareholders as if they had participated in the settlement.

To achieve this goal, damages of each Forbearing Shareholder were computed using the formula for determining damages in the Class Action.  Damages per share are lesser of $0.84 or the difference between the purchase price and $0.80.  The damages for each Forbearing Shareholders are approximately as follows:  Taft - $0; IBS - $3,564,657; Zeitoun - $479,411; Carney - $231,735; and Basroon - $89,250.  The aggregate damages for all of the Forbearing Shareholders are approximately $4,365,053.

The amount payable as compensation to the Forbearing Shareholders in the aggregate will be an amount equal to the Net Settlement Fund in the Class Action (approximately $800,000) multiplied by the fraction in which the numerator is the aggregate damages of the Forbearing Shareholders and the denominator is the sum of (i) the aggregate damages of the Forbearing Shareholders  and (ii) the dollar amount of claims actually submitted by shareholders against the Net Settlement Fund in the Class Action (this amount is different from the total damages of all shareholders other than the Forbearing Shareholders).

The deadline for submitting claims in the Class Action is May 6, 2010, so the amount that will be payable to the Forbearing Shareholders will not be known until that time.  The amount payable to the Forbearing Shareholders varies depending on the dollar amount of claims actually submitted in the Class Action, the higher the dollar amount of claims submitted in the Class Action, the lower the amount payable to the Forbearing Shareholders.  By way of example, if no claims at all were submitted by shareholders in the Class Action, the amount payable to all of the Forbearing Shareholders would be $800,000; if $3,000,000 in claims are submitted in the Class Action, the amount payable to the Forbearing Shareholders would be $474,136.

In order to minimize the amount payable to the Forbearing Shareholders, the committee of disinterested directors has determined to take action prior to May 6, 2010 to increase the dollar amount of claims submitted by shareholders in the Class Action.

The committee of disinterested directors has determined that compensation to the Forbearing Shareholders will be paid in Common Stock of the Company.  The shares will be valued at the market price of the Company’s Common Stock as of the closing price on the first date on which the distribution agent in the Class Action sends or delivers distributions from the Net Settlement Fund to shareholders who have submitted claims.

If the Forbearing Shareholders had not entered into the Forbearance Agreement, they believe that the Company may not have been able to settle the Class Action on the favorable terms that it did.  The damages suffered by the Forbearing Shareholders, based on an estimate of total damages provided by counsel to the plaintiffs in the Class Action, represented a majority of the total damages of the class.  The plaintiff’s counsel required a representation by the Company that any damages paid by the Company to the Forbearing Shareholders not exceed amounts granted to the class.  The Forbearing Agreement had the effect of making the entire Net Settlement Fund available to other shareholders.  The Forbearing Shareholders believe that if they did not enter into the Forbearance Agreement, plaintiffs would have insisted on a significantly higher settlement amount and this, in all likelihood, would have forced the Company to raise additional capital by selling stock at, what they believed to be, unfavorable terms at the time.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

John Levy serves as a director and Chairman of the Board of Directors.

In 2009, the Board of Directors approved a compensation arrangement for Mr. Levy for the period October 1, 2009 to September 30, 2010.  The arrangement provided that beginning October 1, 2009, Mr. Levy’s compensation as a director was set at $12,500 per quarter for his service as a director and Chairman.  As further compensation he received options to purchase 125,000 shares of common stock at $.070 per share, one-fourth of the options to vest at the beginning of the calendar quarter beginning on October 1, 2009 and one-fourth to vest at the beginning of each of the three succeeding calendar quarters so long as he is Chairman at that time; provided that unvested options immediately vest if Mr. Levy is terminated as Chairman by a vote of the Board of Directors or there is a Change in Control event.

On March 29, 2010, Mr. Levy’s arrangement was amended.  He was granted an additional 60,000 options at $1.00 per share.  The options will vest quarterly, beginning on October  1, 2010; provided that unvested options immediately vest if Mr. Levy is terminated as Chairman by a vote of the Board of Directors or there is a Change in Control event.

Mr. Levy’s cash compensation during 2010 will remain at $12,500 per quarter.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	March 31, 2010	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
Chief Executive Officer and President